                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C.  20549

                       ----------------------------------

                                   FORM 8-A/A

           FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES PURSUANT
        TO SECTION 12(b) OR 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934

                                  VENTAS, INC.
                ---------------------------------------------------
             (Exact name of registrant as specified in its charter)

   Delaware                       1-10989                         61-1055020
   --------                       -------                         ----------
(State or other                 (Commission                     (IRS Employer
jurisdiction of                 File Number)                 Identification No.)
 incorporation)

   4360 Brownsboro Road, Suite 115,
         Louisville, Kentucky                                         40207-1642
--------------------------------------------------------------------------------
(Address of principal executive offices)                              (Zip Code)

                                 (502) 357-9000
                                 --------------
              (Registrant's telephone number, including area code)


         If this form relates to            If this form relates to
         the registration of a              the registration of a
         class of securities                class of securities
         pursuant to Section 12(b)          pursuant to Section 12(g)
         of the Exchange Act and is         of the Exchange Act and is
         effective pursuant to              effective pursuant to
         General Instruction A.(c),         General Instruction A.(d),
         please check the following         please check the following
         box.  [X]                          box. [ ]


Securities Act registration statement file number to which this form relates:
______________________
   (If applicable)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class                               Name of Each Exchange on Which
to be so Registered                               Each Class is to be Registered

  Preferred Stock
  Purchase Rights                                    New York Stock Exchange
----------------------                            ------------------------------

       Securities to be registered pursuant to Section 12(g) of the Act:

          ____________________________________________________________
                                (Title of Class)

Item 1. Description of Registrant's Securities to be Registered
        -------------------------------------------------------

     On December 15, 1999, Ventas, Inc., a Delaware corporation (the "Company"), amended its rights agreement, dated as of July 20, 1993 (as amended, the "Rights Agreement"), between the Company and National City Bank (the "Rights Agent"), as amended by the First Amendment to Rights Agreement, dated as of August 11, 1995, as amended by the Second Amendment to Rights Agreement, dated as of February 1, 1998, as amended by the Third Amendment to Rights Agreement, dated as of July 27, 1998, and as amended by the Fourth Amendment to Rights Agreement, dated as of April 15, 1999 (the "Fourth Amendment"), by adoption of the Fifth Amendment to Rights Agreement, dated as of December 15, 1999 (the "Fifth Amendment").

     The Fifth Amendment excludes Cohen & Steers Management, Inc., an investment adviser registered under the Investment Advisers Act of 1940, together with all affiliates and associates of Cohen & Steers Management, Inc. and any other person who would constitute along with Cohen & Steers Management, Inc. or any of its advisory clients, a "group" as that term is used for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934 (collectively, the "Cohen & Steers Group"), from the definition of Acquiring Person until the earlier of such time as the Cohen & Steers Group becomes the Beneficial Owner of more than 10.1% of the outstanding shares of Common Stock of the Company and March 31, 2000.

     The Fifth Amendment also formalizes the Board of Directors' interpretation of the Rights Agreement that any shares designated as "Excess Shares" under the Company's certificate of incorporation, are not counted as "beneficially owned" for purposes of the Rights Agreement.

     The foregoing description is qualified in its entirety by reference to the Fifth Amendment which is attached as an exhibit hereto and is incorporated herein by reference.

Item 2. Exhibits
        --------

Exhibit No.         Description
-----------         -----------

(1) Fifth Amendment to Rights Agreement, dated as of December 15, 1999, between the Company and the Rights Agent.

                                    SIGNATURE

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.


                                        VENTAS, INC.

Date: December 15, 1999
                                        By: /s/ T. Richard Riney
                                            ------------------------------
                                            Name:  T. Richard Riney
                                            Title: Vice President and
                                                   General Counsel


                                      -3-